UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
 December 12, 2014

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Purchase of Property

On December 12, 2014, Plantronics BV (“PLTBV”), a Dutch wholly-owned subsidiary of Plantronics, Inc. (“Plantronics” or “the Company”), entered into a Turnkey Purchase Agreement (“Agreement”) with Park 20/20 C.V., a limited partnership under Dutch law (“Park”) and Park 20/20 Plantronics C.V., a limited partnership under Dutch law formed by Park or its affiliates for purposes of the Agreement (the “Vendor”) for the purchase of certain real property in Hoofddorp, The Netherlands (“Property”). The purchase of the Property includes rights and obligations for construction of a building (“Building”) on the Property. The Building will be used primarily for general commercial and office activities and will replace office space currently leased by PLTBV. The Company expects Building construction to commence in May 2015, with an expected completion date in June 2016.

The preliminary purchase price of €11.0 million ($13.6 million)1, excluding value added tax (“VAT”), for the Property and Building will be paid in cash. VAT is estimated at €2.3 million ($2.8 million). The preliminary purchase price is based on an expected Building gross floor area of 3,531 square meters and 54 parking spaces and, based on the final gross floor area of the Building, may be adjusted upon completion. The purchase price will be linked to the Dutch consumer price index (“Dutch CPI”) from January 1, 2014 until construction is completed and ownership of the Property and Building is transferred.

An initial deposit of €1.3 million ($1.8 million) was paid in the Company's first quarter of fiscal year 2015. The remaining purchase price will be paid in periodic installments as construction progresses, with the first installment payment of €2.9 million ($3.6 million), excluding VAT estimated at €0.6 million ($0.8 million), expected to be paid in April 2015.

As security for the fulfillment of PLTBV’s obligations, PLTBV will provide a written bank guarantee for the benefit of the Vendor of an amount up to 10% of the preliminary purchase price plus VAT, but excluding the deposit and first installment of the purchase price. The bank guarantee will terminate on payment of the last purchase price installment and will be reduced during the construction period by the amount of installment payments actually paid.

The Agreement includes provisions standard and customary for the purchase of real property in The Netherlands including, without limitation, representations and warranties by Park regarding (i) environmental matters, (ii) taxes and (iii) pending and prospective litigation.

An English translation of the material provisions of the Agreement will be filed with Plantronics' Quarterly Report on Form 10-Q for the third quarter of fiscal year 2015.

[1]
All amounts under the Agreement are due and payable in Euros. For convenience of reporting in this Current Report on Form 8-K, the Company has converted Euros to US Dollars (“USD”) for payments using foreign exchange rates at or near the relevant transaction dates. The USD-converted amounts may differ based on fluctuations in the Euro to USD exchange rate at the time billings are rendered and payments are made. The Company estimated VAT at 21% based on the currently enacted rate in The Netherlands.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 15, 2014	PLANTRONICS, INC.

		By:	/s/ Richard R. Pickard
		Name:	Richard R. Pickard
		Title:	Vice President - Legal, General Counsel and Secretary